Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2023, except for the effects of discontinued operations discussed in Note 18, as to which the date is December 19, 2023, relating to the consolidated financial statements of NightHawk Biosciences, Inc. (the Company), which appears in the Company’s Form 8-K filed on December 19, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C

Raleigh, North Carolina

December 19, 2023